EXHIBIT 99.2
The C.R. Gibson Business
Unaudited Balance Sheet
September 22, 2007
(in thousands)

Assets
Current assets:
Cash	$2
Accounts receivable, net of allowance for doubtful accounts of $230	13,393
Inventories, net	14,191
Prepaid expenses and other current assets	571

Total current assets	28,157

Property and equipment, net	1,721

$29,878

Liabilities and Owner’s Net Investment
Current liabilities:
Accounts payable	$10,573
Accrued expenses	1,904
Reserve for future returns and customer allowances	1,033

Total current liabilities	13,510

Long-term debt	2,235

Total liabilities	15,745
Owner’s net investment	14,133

Total liabilities and owner’s net investment	$29,878

See accompanying notes to unaudited financial statements.

1 of 6

The C.R. Gibson Business
Unaudited Statement of Operations
For the Period From January 1, 2007 to September 22, 2007
(in thousands)

Sales, net of returns and allowances	$40,141
Cost of sales	23,075

Gross profit	17,066

Operating expenses:
Selling costs	3,363
Depreciation	336
General and administrative costs	10,045

Total operating expenses	13,744

Income from operations	3,322

Other income	(2)
Interest expense, net	129

Net income	$3,195

See accompanying notes to unaudited financial statements

2 of 6

The C.R. Gibson Business
Unaudited Statement of Owner’s Net Investment
For the Period From January 1, 2007 to September 22, 2007
(in thousands)

Balance at December 31, 2006	$10,937

Net income	3,195

Net amounts remitted to C.R. Gibson, Inc.	(1)

Balance at September 22, 2007	$14,133

See accompanying notes to unaudited financial statements

3 of 6

The C.R. Gibson Business
Unaudited Statement of Cash Flows
For the Period from January 1, 2007 to September 22, 2007
(in thousands)

Cash flows from operating activities:	$3,195
Net income
Adjustments to reconcile net income to net cash used in operating activities
Depreciation & amortization	336
Provision for doubtful accounts receivable	297
Provision for markdowns, returns and allowances	3,501
Change in operating assets and liabilities
Accounts receivable	(5,234)
Inventories	(6,667)
Prepaid expenses and other current assets	25
Accounts payable	2,572
Accrued expenses	374
Other assets	212

Net cash used in operating activities	(1,389)

Cash flows from investing activities:
Purchase of equipment	(146)

Net cash used in investing activities	(146)

Cash flows from financing activities:
Borrowings under bank credit agreement	1,535

Net cash provided by financing activities	1,535

Net increase (decrease) in cash	—

Cash, beginning of period	2

Cash, end of period	$2

See accompanying notes to unaudited financial statements

4 of 6

The C.R. GIBSON BUSINESS
Notes to Unaudited Financial Statements
September 22, 2007
(1)	Significant Accounting Policies

C.R. Gibson, Inc. publishes, designs, markets and distributes premium albums, memory products and paper goods and sells its products to a variety of specialty and mass-market retailers. In May 2006, C.R. Gibson, Inc. acquired certain assets and liabilities of a photo frame company, formed as a wholly owned subsidiary of C.R. Gibson, Inc. and herein defined as Burnes Home Accents, LLC.

The accompanying financial statements are referred to as The C.R. Gibson Business (the Company) and include the assets, liabilities and related operations of C.R. Gibson, Inc. excluding its Burnes Home Accents, LLC subsidiary. These financial statements give effect to certain assets, liabilities and expenses historically recorded or incurred at the C.R. Gibson, Inc. level, which related to or were incurred on behalf of the Company and have been identified and allocated to the stand-alone financial statements of the Company for the period presented. Allocations were made primarily based on specific identification. Management believes the methodology applied in the allocation of these costs is reasonable.

Use of Estimates: The preparation of financial statements requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition: The Company recognizes sales revenue when products are shipped, the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists, and the sales price is fixed and determinable. At that time, the Company also provides reserves for future product returns and future customer allowances. Such reserves are included in current liabilities or as a reduction to accounts receivable in the accompanying unaudited balance sheet. Accounts receivable are recorded at the invoiced amounts and do not bear interest. Amounts collected on accounts receivable are included in net cash provided by operating activities in the consolidated statement of cash flows.

Inventories: Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method (FIFO) for all inventories and are shown net of valuation reserves for obsolete and slow moving inventory.

Income Taxes: C.R. Gibson Inc. has elected to be treated as an “S” Corporation under the Internal Revenue Code. No provision for federal or state income taxes has been recorded in the accompanying financial statements as C.R. Gibson. Inc.’s income or loss and other tax attributes for federal and state income tax purposes is passed on to its stockholders.

5 of 6

(2)	Related-Party Transactions

The Company conducts business with affiliates of C.R. Gibson, Inc. related through common control. Related party transactions consisted of the following for period from January 1, 2007 to September 22, 2007:

Statement of operations data:
Sales to affiliates	$1,530
Agent fees included in cost of sales	750
Service agreement expense	3,034

Balance sheet data (end of period):
Accounts receivable	$27

6 of 6